EXHIBIT 99.1
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For:  Frozen Food Express                     From:  Mike Engleman
      Industries, Inc.                               Mike Engleman/Associates
Listed:  Nasdaq (FFEX)                               11308 Valleydale
Company Contacts:                                    Dallas, TX  75230
  Stoney M. (Mit) Stubbs, Jr. (CEO)                  (214) 373-6464
  F. Dixon McElwee, Jr. (CFO)
  (214) 630-8090

For Immediate Release
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                          Frozen Food Express Industries
                           Reports Third Quarter 2003

	Dallas, Texas, October 29, 2003-Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today reported improved income from freight operations. For the three months ended September 30, 2003, income from freight operations was $3,947,000 compared to $1,043,000 for the same quarter in 2002. Freight revenue for 2003's third quarter increased 15.2 percent to $101.7 million from $88.3 million for the same quarter of 2002.
	The Company reported net income of $1,705,000, or 10 cents a share, for the third quarter of 2003, compared to 2002's third quarter net income of $3,338,000, or 20 cents a share. 2002's third-quarter net income was substantially the result of a $4 million income-tax-related benefit, without which the company would have reported a loss of $622,000, or 4 cents a share. In 2003's third quarter, FFEX's net income of $1.7 million was after income tax expense of $1.1 million.
	For the nine months ended September 30, 2003, the company reported net income of $3,584,000, or 21 cents a share, on revenue of $300,336,000. Revenue for 2003 was 15.3% higher than the $260,440,000 in revenue generated in 2002's first nine months. Last year's nine-month net income was $2,600,000, or 16 cents a share, including the $4 million (24 cents a share) income tax benefit.
	"Our fleet size is up just 5% from where it was at this time last year, yet our nine-month freight revenue is up by about 15% and our net result--the fact that most of it comes from our freight operations--is so much better that it's not even comparable to 2002, in my opinion," said,
Mr. Stoney M. (Mit) Stubbs, Jr., Chairman and CEO.
Third-Quarter Comparison
	For 2003's third quarter, operating income from freight operations increased by 278%, from last year's $1,043,000 to $3,947,000. The Company's 2003 third quarter freight operating ratio improved to 96.1% from 98.8% in the same period of 2002.
	Pre-tax income for the third quarter of 2003 was $2,825,000 compared to a loss of $610,000 in 2002's third quarter.
	Mr. Stubbs explained that, "We are definitely seeing better demand for our freight services across the board. The increased demand has enabled us to use our fleet more efficiently, but it has not yet allowed us to get meaningful increases in our full-truckload freight rates. Our increased profitability has come from improved cost control, from better utilization of our full-truckload fleet and from our refrigerated LTL business.
	"As the economy continues to improve and freight demand tightens, we expect that we'll see rate increases." Mr. Stubbs added. "Based on the growth we're seeing in our mainline business--trucking transportation--I'm fairly optimistic about the future. I hope I'll be even more optimistic at this time next year," Mr. Stubbs said.
	The company also reported a decline in the third-quarter operating loss from its non-freight operations. This year's third-quarter operating loss was $431,000, compared to an operating loss of $1,156,000 in 2002's third quarter. "I have repeatedly said that we'll continue to address the problem of losses from our non-freight business," said Mr. Stubbs. "Since our non-freight operations involve the air conditioning and refrigeration equipment business, the hot months are the busiest. The fact that we had a loss in the third quarter, even though it was lower than last year's, makes it obvious that we've still got plenty of work to do. Expect us to continue this work in the fourth quarter."
About FFEX
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 	Frozen Food Express Industries, Inc. (www.ffex.net) is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking arm, American Eagle Lines.

Forward-Looking Statements
--------------------------
This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
	Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
	Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

Summarized information on the three and nine month periods ended
September 30, 2003 and 2002 is as follows, (in thousands, except per-share amounts):

                                    Three Months               Nine Months
                                   2003        2002         2003        2002
                                   ----        ----         ----        ----
Revenue from:
   Freight operations          $101,700     $88,282     $286,642     $250,156
   Non-freight operations         4,725       4,573       13,694       10,284
                                -------     -------      -------      -------
Total Revenue                  $106,425     $92,855     $300,336     $260,440

Operating income (loss) from:
   Freight operations          $  3,947     $ 1,043     $  6,894     $  1,557
   Non-freight operations          (431)     (1,156)      (1,407)      (1,796)
                                -------      ------      -------      -------
Total operating income            3,516        (113)       5,487         (239)
Interest and other expense
(income)                            691         497          (70)       1,250
Pre-tax income (loss)             2,825        (610)       5,557       (1,489)
Tax provision (benefit)           1,120      (3,948)       1,973       (4,089)
Net income                     $  1,705     $ 3,338     $  3,584     $  2,600

Diluted net income per share   $   0.10     $  0.20     $   0.21     $   0.16

Diluted shares                   17,494      16,741       17,329       16,691